Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172771 on Form S-8 of our report dated March 28, 2011, relating to the consolidated financial statements of Gevo, Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to the Company’s status as a development stage enterprise and the change in the method of accounting for preferred stock warrants), appearing in this Annual Report on Form 10-K of Gevo, Inc. and its subsidiaries for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 28, 2011